EXHIBIT 3.1

EXECUTION VERSION

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PIPER JAFFRAY COMPANIES

Pursuant to Section 242 of
The General Corporation Law of the State of Delaware

Piper Jaffray Companies, a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), hereby certifies as follows:

1.                  Article I of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

“Piper Sandler Companies”

2.                  This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall become effective at 11:49 p.m. on January 3, 2020.

3.                  This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, Piper Jaffray Companies has caused this certificate to be signed by John W. Geelan, its General Counsel and Secretary, on the 3rd day of January, 2020.

PIPER JAFFRAY COMPANIES

By:	/s/ John W. Geelan
Name:
Title:

[Signature Page to Certificate of Amendment to the Amended and Restated Certificate of Incorporation]